Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

OneStream, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the 2024 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	11,879,100(2)	$23.92(3)	$284,148,072.00(3)	0.00015310	$43,504.00
Total Offering Amounts					$284,148,072.00		$43,504.00
Total Fee Offsets							—
Net Fee Due							$43,504.00

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the registrant’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), that become issuable with respect to the securities identified in the above table under the registrant’s 2024 Equity Incentive Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Class A Common Stock.

(2) Represents shares of Class A Common Stock available for issuance on January 1, 2025 pursuant to the provision of the 2024 Plan providing for an annual automatic increase in the number of shares reserved for issuance under the 2024 Plan.

(3) Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $23.92 per share, which is the average of the high and low prices of Class A Common Stock, as reported on the Nasdaq Global Select Market, on February 26, 2025.